UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 15, 2007

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-04829	59-1212264
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On February 15, 2007 Nabi Biopharmaceuticals (the “Company”) announced that unaudited sales of its product Nabi-HB® [Hepatitis B Immune Globulin (Human)] were in excess of $11.0 million in the fourth quarter of 2006. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Resignation of Thomas H. McLain as Chairman, Chief Executive Officer and President

On February 15, 2007, Thomas H. McLain resigned as Chairman, Chief Executive Officer and President and as a director of the Company, without prejudice to any of his rights under any of his agreements with the Company. Prior to his resignation, Mr. McLain was notified that the Board of Directors of the Company has determined not to renew the term of his Employment Agreement with the Company dated April 1, 2004 which expires on March 31, 2007.

Appointment of Leslie Hudson, Ph.D. as Interim Chief Executive Officer and President

Leslie Hudson, Ph.D., a director of the Company since 2005, has been appointed to serve as interim President and Chief Executive Officer of the Company, effective February 15, 2007 for a term of six months. During this period, the Company’s Board of Directors will seek to identify appropriate candidates, including Dr. Hudson, to assume the role of permanent President and Chief Executive Officer of the Company.

In connection with his appointment, Dr. Hudson and the Company have entered into an Employment Agreement, effective February 15, 2007 (the “Employment Agreement”). During the term of the Employment Agreement, Dr. Hudson will receive a base salary equal to $40,000 per month, such fringe benefits as are accorded generally to the Company’s executive officers, continuation of his current heath care benefits, a per diem fee of $180 to cover certain expenses, reimbursement for reasonable travel and lodging expenses incurred while traveling to and working at the Company’s headquarters in Boca Raton, Florida (which reimbursement will be grossed up for applicable taxes), and reimbursement of up to $10,000 for legal fees incurred by him in connection with negotiation of all employment arrangements with the Company.

Under the terms of the Employment Agreement, the Company granted Dr. Hudson two awards of restricted stock under its 2000 Equity Incentive Plan. The first award of 4,355 shares of restricted stock (the “Bonus Shares”) will vest on August 15, 2007. When the Bonus Shares vest, Dr. Hudson also will receive a cash bonus equal to the fair market value of the Bonus Shares on the vesting date. The second award, of 8,711 shares of restricted stock (the “Performance Shares”) will vest in weighted percentages upon the achievement of performance targets set forth in the Employment Agreement, including (i) the advancement and implementation of a strategic action plan for the Company in coordination with the Strategic Action Committee of the Company’s Board of Directors, and (ii) the definition and initiation of specified actions to support that plan. In connection with the vesting of the Performance Shares, Dr. Hudson will receive a cash bonus equal to the fair market value of any Performance Shares that vest, determined on the vesting date of those shares.

The Bonus Shares and the Performance Shares will vest in full and Dr. Hudson will be entitled to receive the related cash bonus payments, if he is terminated by the Company without “cause” (as defined in the Employment Agreement) during the term of the Employment Agreement. In the event that Dr. Hudson dies or the Company terminates his employment for disability under the terms of the Employment Agreement after the third month anniversary of the effective date of the Employment Agreement and before the date on which the term of the Employment Agreement expires, a prorated portion of the Bonus Shares and the Performance shares will vest and Dr. Hudson will be entitled to receive the related cash bonus payments, based upon the number of days elapsed in the term of Dr. Hudson’s employment under the Employment Agreement and, in the case of the Performance Shares, assuming the achievement of each of the performance goals described above. Dr. Hudson will not be entitled to participate in the Company’s VIP Management Incentive Program or any other bonus program maintained by the Company

The term of employment under the Employment Agreement may be terminated by either party upon 30 days’ prior written notice. The Company may also terminate the term of employment under the Employment Agreement for “cause” (as defined in the Employment Agreement). In the event that his employment is terminated by the Company without cause, Dr. Hudson will continue to receive his base salary for the remainder of the six-month term of the Employment Agreement.

This description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-Q for the fiscal quarter ending March 31, 2007.

Resignation of Henrik S. Rasmussen, M.D., Ph.D. as Senior Vice President, Clinical, Medical and Regulatory Affairs

On February 15, 2007 Henrik S. Rasmussen, M.D., Ph.D. announced his resignation as the Company’s, Senior Vice President, Clinical, Medical and Regulatory Affairs, effective March 2, 2007, in order to pursue other employment opportunities.

Item 8.01.	Other Events

Appointment of Geoffrey F. Cox, Ph.D. as Non-Executive Chairman of the Board of Directors

Geoffrey F. Cox, Ph.D., a director of the Company since 2000, was appointed the non-executive Chairman of the Company’s Board of Directors, effective February 15, 2007.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press release dated February 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: February 22, 2007	By:	/s/ Jordan I. Siegel
	Name:	Jordan I. Siegel
	Title:	Senior Vice President, Finance and Chief Financial Officer